Amendment to September 21, 2004 Restricted Stock Award Agreement

The Restricted Stock Award Agreement between Everest Re Group, Ltd. and Joseph V. Taranto dated September 21, 2004 is hereby amended as set forth below:

Effective August 31, 2005, Paragraph 3(a) is amended in its entirety to read as follows:

“(a)

The Participant shall become vested in the Covered Shares on March 31, 2008, provided his employment has not been terminated for cause as that term is defined in the Participant’s Employment Agreement with the Corporation or its subsidiaries, and further provided that such accelerated vesting shall be effective only if the operation thereof would not cause the Covered Shares to be treated, in whole or in part, as “deferred compensation” for purposes of section 409A of the Internal Revenue Code. The Participant shall also become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s death or disability.”

Everest Re Group, Ltd.

By: /s/ Joseph A. Gervasi

Joseph A. Gervasi

Senior Vice President

/s/ Joseph V. Taranto

Joseph V. Taranto

Dated: August 31, 2005